EXHIBIT 99.8

November 12, 2008

Mr. Gordon Laschinger

President & CEO

Northern Ethanol, Inc.

193 King Street East

Suite 300

Toronto, ON

M5A 1J5

Dear Gord:

Re: Constructive Dismissal and Claim for Unpaid Wages and Expenses

I hereby provide formal written notice that I will no longer do work on behalf of Northern Ethanol, Inc. and its subsidiaries effective November 17, 2008 by reason of non-payment of wages from August 1, 2008. Unless all back wages and benefits are paid in full by November 17, 2008, I will no longer perform services as of that date. As you are aware, the non-payment of my earned wages and benefits, for the period mentioned above, constitutes constructive dismissal by Northern Ethanol, Inc. and its subsidiaries pursuant to my Employment Contract dated November 1, 2006.

I strongly urge Northern Ethanol, Inc. and its subsidiaries to pay my outstanding wages and benefits by no later than November 17, 2008. Otherwise, I have directed my lawyer to take immediate legal action against Northern Ethanol, Inc. and its subsidiaries and its directors. I reserve all my rights to sue for wages, outstanding vacation pay, expenses, bonuses, and all compensation and entitlements arising out of my constructive dismissal, as well as repayment of all my legal costs in pursuit of this action. I trust that the corporation and its directors will take prompt action to remedy the situation and avoid any further legal action on my part.

As an officer of Northern Ethanol, Inc. and its subsidiaries, I have certain obligations and liabilities, and as such, I will require Northern Ethanol, Inc. to make an 8k filing evidencing that my employment as an officer has been terminated due to constructive dismissal by the company. Please provide me and my lawyer with a copy of the filing for our records.

Yours truly,

s/Richard Smith

Richard Smith

cc:	M. Catherine Osborne
cc:	Andrew Telsey, Paul Durst, Andrew Gertler, Frank Klees and Robert Richards